Exhibit 99.1

Dycom Industries, Inc. (NYSE: DY) Q4 2020 Results Conference Call February 26, 2020 9:00 AM ET

CORPORATE PARTICIPANTS

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.
Timothy R. Estes, Executive Vice President & Chief Operating Officer, Dycom Industries, Inc.
Ryan F. Urness, Vice President, General Counsel & Company Secretary, Dycom Industries, Inc.
H. Andrew DeFerrari, Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

OTHER PARTICIPANTS

Sean D. Eastman, Analyst, KeyBanc Capital Markets, Inc.
Chad Dillard, Analyst, Deutsche Bank Securities, Inc.
Adam Robert Thalhimer, Analyst, Thompson Davis & Co., Inc.
Blake Hirschman, Analyst, Stephens, Inc.
Noelle Christine Dilts, Analyst, Stifel, Nicolaus & Co., Inc.
Alex Rygiel, Analyst, B. Riley FBR, Inc.
Jennifer M. Fritzsche, Analyst, Wells Fargo Securities LLC
Brent Thielman, Analyst, D. A. Davidson & Co.

MANAGEMENT DISCUSSION SECTION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Dycom Results Conference Call. At this point, all the participants’ lines are in a listen-only mode. However, there will be an opportunity for your questions.

[Operator Instructions] As a reminder today’s call is being recorded. I’ll turn the call now over to your host Mr. Steven Nielsen. Please go ahead sir.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Thank you John. Good morning everyone. I’d like to thank you for attending this conference call to review our fourth quarter 2020 results.

Going to slide 2. During this call we will be referring to a slide presentation which can be found on our website’s investor center main page. Relevant slides will be identified by number throughout our presentation. Today we have on the call Tim Estes, our Chief Operating Officer; Drew DeFerrari, our Chief Financial Officer; and Ryan Urness, our General Counsel.

Now I will turn the call over to Ryan Urness.

Ryan F. Urness, Vice President, General Counsel & Company Secretary, Dycom Industries, Inc.

Thank you Steve. The statements made during this call may be forward-looking in nature and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all comments reflecting our expectations, assumptions or beliefs about future events or performance that do not relate solely to historical periods.

Forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from our current projections, including those risks described in our annual report on Form 10-K filed March 4, 2019 and our other filings with the U.S. Securities and Exchange Commission. We assume no obligation to update any forward-looking statements. Steve?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Thanks Ryan. As we refer to our results, please note that organic revenue is a non-GAAP measure that excludes revenues from storm restoration services. In our comments today and in the accompanying slides, we reference this and other non-GAAP measures. We refer you to the quarterly report section of our website for a reconciliation of these non-GAAP measures to their corresponding GAAP measures. In addition, our fiscal year 2021 is a 53-week year ending January 30, 2021. Accordingly any references to fiscal year 2021 include the last 11 months of calendar 2020 and the first month of calendar 2021.

Now moving to slide 4. To begin this call, I will provide general comments on cash flow, debt pay down, backlog, operating results and our current outlook regarding a large customer program. Operating cash flows was strong during the quarter, funding a reduction in net debt of $176.3 million. We ended the quarter with over $54.6 million in cash and no draws on our revolving credit facility. Backlog increased by nearly $1 billion, reflecting strong bookings.

When compared to our expectations at the beginning of the quarter, revenue was above the midpoint but gross margin was disappointing. On an approximate basis, one quarter of the gross margin pressure was due to several factors including adverse weather and greater seasonal effects. The remainder in equal parts was a slow start with a customer whose activity is expected to increase this year and ongoing challenges with a large customer program.

This large customer program experienced increased cost related primarily to two factors: first, particularly difficult soil conditions in two markets that are approaching completion; and second, the rollout of a new system by this customer. With respect to this large customer program, we continue to be challenged by the cost driven by the complexity of the program, particularly those cost associated with its initial phase. After a detailed review, it is our current expectation that approximately $400 million of revenue during fiscal 2021 will be generated by the initial phase of the program, with a significant majority of our markets completing this initial phase during the second half of calendar 2020. As a result, we expect that this initial phase will be substantially complete in 90% of the markets we serve by the end of January 2021, with two markets continuing that have more extended time lines.

Now going to slide 5. Revenue was $737.6 million, a decrease of 1.5%. Organic revenue excluding storm restoration services of $20.4 million in the year-ago quarter increased 1.3%. As we deployed one gigabit wireline networks, wireless/wireline converged networks and wireless networks, this quarter reflected an increase in demand from three of our top five customers.

Gross margins were 14.2% of revenue reflecting the specific items reviewed early in our comments and general and administrative expenses were 8.3%. All of these factors produced adjusted EBITDA of $44.5 million or 6% of revenue and an adjusted diluted earnings per share loss of $0.23 compared to a profit of $0.10 in the year-ago quarter. Liquidity was ample as cash and availability under our credit facility was $337.3 million, an increase of $117.7 million during the quarter.

Now moving to slide 6. Today major industry participants are constructing or upgrading significant wireline networks across broad sections of the country. These wireline networks are generally designed to provision one gigabit network speeds to individual consumers and businesses, either directly or wirelessly using 5G technologies. We believe wireline deployments are the foundational element of what is expected to be a decades-long deployment of fully converged wireless/wireline networks that will enable high bandwidth, low-latency 5G applications.

This perspective was reinforced when one leader in the small cell industry stated, "fiber is where the vast majority of the capital is in building out a small cell deployment. About 80% of our capital is in the fiber portion." The industry effort required to deploy these converged networks continues to meaningfully broaden our set of opportunities. Total industry opportunities in aggregate are robust. We are providing program management planning, engineering and design, aerial, underground and wireless construction and fulfillment services for one gigabit deployments. These services are being provided across the country in dozens of metropolitan areas to several customers.

These deployments include networks consisting entirely of wired network elements as well as converged wireless/wireline multiuse networks. Potential wired network construction opportunities exist outside of the traditional customer franchise boundaries. Customers are pursuing multi-year initiatives that are being planned and managed on a market-by-market basis. Our ability to provide integrated planning, engineering and design, procurement and construction and maintenance services is of particular value to several industry participants. We expect some normal timing volatility and customer spending modulations as network deployment strategies and technologies evolve. Tactical considerations may also impact timing. We remain confident that our competitively unparalleled scale and our financial strength position us well to deliver valuable service to our customers.

Going to slide 7. We continue to experience effects of a strong overall industry environment during the quarter with increased demand from three of our top five customers. Organic revenue increased 1.3%. Our top five customers combined produced 77.2% of revenue, decreasing 1.2% organically while all other customers increased 10. 6% organically.

Verizon was our largest customer at 21.9% of total revenue or $161.3 million. Verizon grew organically 3.3%.

Revenue from CenturyLink was $135.1 million or 18.3% of revenue. CenturyLink was Dycom’s second largest customer and grew 31.1% organically.

AT&T was our third largest customer at 18% of revenue or $132.5 million.

Comcast was our fourth largest customer at $101.6 million or 13.8% of revenue.

And finally revenue from Windstream was $38. 8 million or 5.3% of revenue. Windstream was our fifth largest customer and grew 45.9% organically. Of note, this is the fourth consecutive quarter where all of our other customers in aggregate, excluding the top five customers, have grown organically.

This quarter was our seventh consecutive of organic growth and we have continued to extend our geographic reach and expand our program management network planning services. In fact over the last several years, we have meaningfully increased the long-term value of our maintenance and operations business, a trend which we believe will parallel our deployment of one gigabit wireline direct and wireless/wireline converged networks as those deployments dramatically increased the amount of outside plant network that must be extended and maintained.

Now moving to slide 8. Backlog at the end of the fourth quarter was $7.314 billion versus $6.349 billion at the end of the October 2019 quarter, an increase of over $965 million. Of this backlog, approximately $2.716 billion is expected to be completed in the next 12 months.

Backlog activity during the fourth quarter reflects solid performance, as we booked new work and renewed existing work. We continue to anticipate substantial future opportunities across a broad array of our customers. For CenturyLink, we were awarded construction and maintenance services agreements in Utah, Colorado, South Dakota, Nebraska, Kansas, Minnesota, Iowa, Missouri, Louisiana, Ohio, Virginia, Tennessee, North Carolina and Florida. From AT&T, construction services agreements in Ohio, Tennessee, North Carolina and Georgia. For Verizon, engineering and construction services agreements in various locations. From Comcast, engineering services agreements for Michigan, Massachusetts, Pennsylvania, Maryland, Delaware and Georgia. And with various customers locating services agreements in Oregon, California, Indiana, Ohio, Virginia and New Jersey. Headcount decreased seasonally during the quarter to 15,230.

Now I will turn the call over to Drew for his financial review and outlook.

H. Andrew DeFerrari, Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

Thanks Steve and good morning everyone. Going to slide 9. Contract revenues for Q4 2020 were $737.6 million and organic revenue growth was 1.3% with increases from three of our top five customers. Adjusted EBITDA was $44.5 million or 6% of revenue. Gross margins were at 14.2% and were approximately 175 basis points below our expectations for the quarter. A quarter of the variance was from several factors, including adverse weather and greater seasonal effects. The remaining margin pressure was split between a slow start with a customer whose activities are expected to increase this year and margin pressure on a large customer program.

Adjusted G&A expense increased 49 basis points compared to Q4 2019. Higher administrative costs were partially offset by a reduction of performance-based incentive compensation and share-based compensation during the quarter. Our non-GAAP adjusted loss per share in Q4 2020 was $0.23 per share.

Now going to slide 10. Our balance sheet and financial position remains strong. During Q4 2020, the company reduced net debt by approximately $176.3 million by repaying $103 million of revolver borrowings and $5.6 million of term loan borrowings on the senior credit facility, purchasing $25 million of principal amount of our convertible senior notes at a discount for $24.3 million and by increasing cash by over $42 million.

We ended the quarter with $54.6 million of cash and equivalents, no outstanding borrowings on our revolving line of credit, $444.4 million of term loans outstanding and $460 million principal amount of convertible senior notes outstanding. Our liquidity is ample at $337.3 million, consisting of availability from our credit facility and cash balances.

Cash flows from operations were robust at $191.8 million during Q4. We made solid progress invoicing and collecting balances during the quarter, as reflected by the $189 million sequential decline in accounts receivable and net contract assets compared to October.

The combined DSOs of accounts receivable and net contract assets were 130 days at the end of the quarter. We expect DSOs to improve for a large customer program as the initial phase is completed in a number of markets we serve during fiscal 2021 and final invoice documentation is completed.

Capital expenditures were $15.8 million during Q4 of 2020 net of disposal proceeds and gross CapEx was $18.7 million. For fiscal 2021 we anticipate capital expenditures net of disposal proceeds to range from $120 million to $130 million. In summary, we continue to maintain ample liquidity and a strong balance sheet.

Going to slide 11. For the quarter ending April 2020, we expect total revenue to range from $730 million to $780 million. During Q1 2021 we expect the margin pressure that we experienced in Q4 2020 to continue for a large customer program and for a customer with a slow start whose activities are expected to increase this year.

In addition, we’ve experienced an increase of approximately $3 million per quarter for insurance premiums, primarily in our excess coverage layers for auto and general liability. These premiums reflect market-driven increases as the company has not had any meaningful claims experience in these excess layers of the program.

Considering these factors, we currently expect non-GAAP adjusted EPS to range from a loss of $0.09 per share to income of $0.08 per share and adjusted EBITDA percent of contract revenue which decreases from the Q1 2020 result.

Now going to slide 12. For Q2 2021, we currently expect revenue to range from a low single-digit decrease to a low single-digit increase as a percentage of revenue compared to total contract revenues of $884.2 million in the Q2 2020 period. For comparative purposes, prior year non-GAAP adjusted EBITDA was 10.2% for Q2 2020 after excluding a net benefit of a contract modification we recognized in that period.

For Q2 2021 we expect non-GAAP adjusted EBITDA margin percent of contract revenue to be in line with the 10.2% result from Q2 2020. Finally, as a reminder, for a 52- 53-week calendar, our fiscal 2021 will include 53 weeks of operations with the extra week of operations included in the fourth quarter ending January 2021.

Now I will turn the call back to Steve.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Thanks Drew. Moving to slide 13. Within a growing economy we experienced the effects of a strong industry environment and capitalized on our significant strengths. First and foremost, we maintained strong customer presence throughout our markets; second, our extensive market presence has allowed us to be at the forefront of evolving industry opportunities.

The end market drivers of these opportunities remain firm and are strengthening. Fiber deployments enabling new wireless technologies are underway in many regions of the country. Wireless construction activity in support of expanded coverage and capacity continued to grow through the deployment of enhanced macro cells and new small cells. In fact, we have recently completed or begun work associated with several thousand 5G small cell sites across 11 states.

Telephone companies are deploying fiber-to-the-home to enable one gigabit high-speed connections. Cable operators are deploying fiber to small and medium businesses and enterprises. A portion of these deployments are in anticipation of the customer sales process. Fiber deep deployments to expand capacity are increasing.

Dramatically increased fees to consumers are being provisioned and consumer data usage is growing dramatically. Customers are consolidating supply chains, creating opportunities for market share growth and increasing the long-term value of our maintenance and operations business.

In addition, we are increasingly providing integrated planning, engineering and design, procurement and construction and maintenance services for wired and converged wireless/wireline networks.

We remain encouraged that our major customers are committed to multiyear capital spending initiatives and we are confident in our strategies, the prospects for our company, the capabilities of our dedicated employees and the experience of our management team as we grow our business.

Now John, we will open the call for questions.

QUESTION AND ANSWER SECTION

Certainly. [Operator Instructions] And first go to the line of Adam Thalhimer with Thompson Davis. Please go ahead.

Adam Robert Thalhimer, Analyst, Thompson Davis & Co., Inc.

Hey, good morning guys. Sorry about the tough finish to the year.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Yeah, we understand Adam.

Adam Robert Thalhimer, Analyst, Thompson Davis & Co., Inc.

I wanted to ask about the Q1 revenue guide, it seems abnormally low. You had two customers who were down in Q4. And are those two customers, is that the weakness that you see in Q1?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

So, Adam, as we talked about on the call in November, if you recall we disclosed we have a little over $60 million of AT&T fiber-to-the-home revenue in the April 2019 quarter and that’s come out of the business. We’ve been encouraged by some of their comments recently that as they demonstrate success in selling into that footprint, they may resume some build. But right now that’s what’s coming out of the business.

Adam Robert Thalhimer, Analyst, Thompson Davis & Co., Inc.

Okay. And then lots of awards with CenturyLink. It seems like you picked up some new states, in fact. Their CapEx forecast is up low single-digits. I’m just curious with some new territories, if you can do meaningfully better than that?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Well, as you saw both in the October quarter, which I think we grew organically at 38%, then this winter quarter at 31%, I think we’ve had some nice growth with CenturyLink. They had some encouraging comments on a recent call, where they’ve decided to invest in expanding their fiber footprint. As for fiber-to-the-home, in fact don’t see any near-term limits to that level of activity. And then also with bringing Off-Net buildings On-Net to their own network where we’re also seeing activity there. So, I think fundamentally increased activity as they implement those strategies as well as some additional footprint.

Adam Robert Thalhimer, Analyst, Thompson Davis & Co., Inc.

Okay. And then last one for me. Just curious on the DSOs, Drew. Are you trying to signal that those will really come down kind of January of calendar 2021? Or does that process start midyear of calendar 2020?

H. Andrew DeFerrari, Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

So Adam, we continue to work at it. We’ve got a large program. We’re working at it every day. And as you look back at the comments that I had, we made solid progress in the quarter. But we’ve got work to do still there as we work our way through the initial phase and complete documentation around that. That’s something that we think can improve.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Yes. I think Adam, I would just add, look, we had a good cash flow quarter. We paid down some debt, but we’ve still got work to do. We’re working hard at it. We’ve got to increase operating cash flow and we’ve got to increase cash collections and we’re working in a number of areas to do that and we want to do it in a sustainable way.

Adam Robert Thalhimer, Analyst, Thompson Davis & Co., Inc.

Okay. Thanks guys.

Operator

Our next question is from Chad Dillard with Deutsche Bank. Please go ahead.

Chad Dillard, Analyst, Deutsche Bank Securities, Inc.

Hi. Good morning, guys.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Good morning.

Chad Dillard, Analyst, Deutsche Bank Securities, Inc.

So just to pick up on Adam’s question, just with respect to the DSOs, you are at 130 days right now. How do you think about like what should be the normalized level? And then, if you can break out just how much would be tied to kind of the big program? And then lastly, just thinking about your leverage comfort, how do you think about that? And do you expect to continue reducing that through pay down through fiscal 2021?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Drew, why don’t you take DSO?

H. Andrew DeFerrari, Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

Yeah. So Chad, I mean we’ve made progress on the program in the period. And it’s something we continue to work through and improve that amount. So we made progress kind of across the board with customers.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

And then with respect to kind of normalized DSO, I think for the mix of customers that we have Chad, we need to be in 90s. I mean that’s the objective that we’ve set in the company. We have a number of customers that are there. We have others that once again we’re working with to get there in a sustainable way. And so I think that’s where we need to be.

In terms of leverage, I think over a long period of time, we’ve had kind of a two-area net leverage objective. We’re not there now. We’d like to get there over time. We continue to have growth opportunities. As we discussed on the prior question, we have been able to grow footprint. We’re going to have the capital to expand the business. But we’d like to get leverage to continue to move down over time.

Chad Dillard, Analyst, Deutsche Bank Securities, Inc.

Got it. And then just on gross margins, I think you called out a couple of issues with soil conditions and delay in terms of ramp of a customer. And understanding that it’s going to continue into the first quarter, just want to get a sense for how to think about that as we go through the balance of the year.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Sure. I think with respect to the soil conditions and the large customer program, if you recall, it was two quarters ago, we were able to negotiate a contract modification that provided a benefit in that quarter. And so this is a program where there have been some challenges both ways on forecasting. I think we continue to work hard to get better at the program. The initial phase is the most challenging as we complete that structurally, we need to get better.

Chad Dillard, Analyst, Deutsche Bank Securities, Inc.

Great. Thank you.

Operator

Our next question is from Brent Thielman with D. A. Davidson. Please go ahead.

Brent Thielman, Analyst, D. A. Davidson & Co.

Hey thanks. Good morning.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Good morning.

Brent Thielman, Analyst, D. A. Davidson & Co.

Hey, Steve, as you wrap up this initial phase of this large customer program, can you talk about what’s sort of changed for you as you move into the next stages of this? Just trying to get a better understanding of kind of how these cost pressures should abate kind of beyond this fiscal 2021?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Well, I think as we talked about last November, Brent, that as we go beyond the initial phase, we’ve negotiated some new arrangements for subsequent portions of the work that we think more adequately reflect the cost of providing the service. So, we think we’ve made adjustments there. We continue to work on systems and we continue to work hard on improving performance. But I think at a structural level, we think we have an arrangement that more appropriately reflects cost and risk of providing the service.

Brent Thielman, Analyst, D. A. Davidson & Co.

Okay. And the actual work that you’ll be doing, will that change at all?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

So, as you go deeper into any network build, the core or the backbone, the center part of the build which ties together in the cable world, head ends and hubs and other customers, they use different nomenclature. But in that portions of build, you tend to be in more urban, heavier construction areas and that’s created some risk here.

Brent Thielman, Analyst, D. A. Davidson & Co.

Okay. Okay and then just on the 2Q outlook and kind of the basis around the margins nearing prior year levels, is that more a function of one program expected to ramp up and offset the one where you’re incurring the higher costs or is it a little more line of sight to kind of winding down its initial phase in the larger kind of higher cost program?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Well, I think we’re encouraged across the customers that we see good growth with CenturyLink and Windstream. We have another customer where we have a pretty detailed plan and understanding where not only is activity on current projects increasing, but we’re initiating new projects. And I think as we see that come into the business and less of a drag from the roll-off of the AT&T fiber-to-the-home program, I think that’s where – what we’re looking to.

Brent Thielman, Analyst, D. A. Davidson & Co.

Okay. And then just lastly, looks like an uptick here in CapEx expected for fiscal 2021. Is that just ramp up spending on equipment to support the bigger bookings, any sort of one-timers embedded in that?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

There’s really no one. In every year, there are something you have to do. I think once again, we know we have work to do on operating cash flow, we’re going to be prudent in our CapEx, but where we have good opportunities for growth, we’re going to fund those.

Brent Thielman, Analyst, D. A. Davidson & Co.

Okay. Great. Thanks for taking the questions.

Operator

Next we’ll go to Jennifer Fritzsche with Wells Fargo. Please go ahead.

Jennifer M. Fritzsche, Analyst, Wells Fargo Securities LLC

Great. Thank you, Steve. I wanted to explore your small cell comment, and specifically on AT&T and Verizon sorry if you announced this, but can you disclose your wireless revenue?

And then as you look at AT&T, I know you’re lapping on that $60 million. But do you see small cells and the fiber related to small cells picking up for that slack?

And then I guess more importantly Verizon, a few weeks ago at their Analysts Day spoke of significant densification and much of their densification efforts are small cells being connected to their own fiber. Are you playing a role in that? Can you explore that a little bit?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Yeah. So with respect to wireless revenue was actually 10.1% of total revenue, so first time it’s been north of 10% in many years. So we were encouraged with that. We had organic growth in wireless of 22.3%, and our largest customers there is AT&T and it was actually up 65%, so we’re seeing lots of opportunities in wireless, a mix of macro cell and small cell. And we think that continues to increase, which I think is consistent with customer commentary.

With respect to densification, I think particularly as 5G is deployed on millimeter wave, but even other mid-band, but higher frequency spectrum, you need more cell sites to deliver the true promise of 5G. And we expect a number of participants to continue to deploy those, and we will both install the small cells themselves as well as connect them with fiber. One of the interesting things that we’re beginning to see and it’s small, but it’s illustrative of kind of the theme behind your question is, we’re actually seeing on some of our master contracts, where we’re actually incorporating what historically would be considered small cell wireless work right into our core wireline master service agreements, either in the provisioning of the fiber or actually in one instance we’re actually starting to set the structures. So we think this is – I think, this is a trend that will continue for a period of time.

Jennifer M. Fritzsche, Analyst, Wells Fargo Securities LLC

Sorry, if I could – just there’s some questions about Verizon needing more spectrum and participating in upcoming C-band auction. Is anything you’re seeing from them imply like a holdback of capital or anything that would suggest that it sounds like, no, but I want to confirm that?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

I think as the comments that they’ve made publicly, I think they’re enthusiastic about the pace and runway for their fiber deployments. And I think we see no sign that that’s changing.

Jennifer M. Fritzsche, Analyst, Wells Fargo Securities LLC

Okay. Thank you.

Operator

And next we’ll go to Sean Eastman with KeyBanc Capital Markets. Please go ahead.

Sean D. Eastman, Analyst, KeyBanc Capital Markets, Inc.

Hi guys.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Hey, Sean.

Sean D. Eastman, Analyst, KeyBanc Capital Markets, Inc.

Thanks for taking the questions. I hate to beat a dead horse here, but just going back to this sort of phase one, phase two dynamic on the challenging customer program. I’m just trying to understand, so phase one runs through fiscal 2021 as you’ve indicated. I’m just wondering, at what point does – is there a point in fiscal 2021 that phase two overtakes phase one in terms of revenue contribution, or does the phase two not really take off in earnest until fiscal 2022? Just trying to understand that dynamic.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Yeah, Sean, I think we’ve got to be limited on our comments. We’re not going to get ahead of the customer, other than to say we have started a modest amount of work under the new arrangements and the customer is working through their priorities for this year’s plan.

Sean D. Eastman, Analyst, KeyBanc Capital Markets, Inc.

Got it. And so I guess maybe beyond this transition from phase one to phase two, is there any other important dynamics we should be thinking about from a margin progression standpoint, or is that really the big driver here as we look to see this kind of year-over-year margin expansion positively inflect?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Yeah, I don’t think that we have much to add beyond that we do have other customers that are growing throughout the year, some particularly as the year progresses through the summer, utilization goes up. We get more balanced growth across the customers. It’s always been helpful to our margins. Doesn’t mean we don’t have to work hard to execute it and we can always do better at things but I think that’s how we’re looking at the year.

Sean D. Eastman, Analyst, KeyBanc Capital Markets, Inc.

Okay. Great. And then just on the working capital unwind piece. I think commentary on the last call was quite positive on the progress and navigating this difficult invoicing process. Would you say that the progress in the quarter was in line with your expectations and kind of continuing to improve or has there been any kind of set back there in terms of where your expectations were the last time we spoke?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Yes. I guess, Sean, what I would say is, look, we had a good cash flow quarter. There’s still work to do across a number of customers. We’re working hard in a number of areas to improve operating cash flow and cash collections and do it in a way that’s sustainable.

Sean D. Eastman, Analyst, KeyBanc Capital Markets, Inc.

Got it. And would you be able to give us maybe a rough guideline on what EBITDA to free cash flow conversion should look like in fiscal 2021?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

We haven’t given guidance for the full fiscal year Sean, but what I would tell you is based on Drew’s guidance for the April quarter and the July quarter, there’s going to be some use of working capital as we grow seasonally. That happens every year. But if you look at it on a full year basis, we expect to have better conversion this year than last year because last year was not a good conversion year.

Sean D. Eastman, Analyst, KeyBanc Capital Markets, Inc.

Okay. Fair enough. Appreciate the time.

Operator

Our next question is from Alex Rygiel with B. Riley FBR. Please go ahead.

Alex Rygiel, Analyst, B. Riley FBR, Inc.

Thanks. Good morning, Steve.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Good morning, Alex.

Alex Rygiel, Analyst, B. Riley FBR, Inc.

From a big picture Steve, where do you think normalized margins should be?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

So I think if you look over a long period of time and you have a lot of history with the company, we’ve been able to achieve low teens EBITDA – low double-digit EBITDA generally and there have been years where we’ve had broadly distributed growth when it has been better. We’re not there now, but we are working hard in a number of areas to get back into that normalized range and better if we can.

Alex Rygiel, Analyst, B. Riley FBR, Inc.

And as it relates to this large customer program, the $400 million, is that the revenue you expect to burn in fiscal 2021? And in your 12-month and total backlog, how much backlog is associated with this large customer program for future phases?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Yeah. So, Alex, that is the burn rate that we expect as we complete 90% of the markets on that initial phase. It could be a little more, a little less, it’s an estimate. But what we’re trying to communicate is that there is a runway here for us to take some of the complexity out of the business that’s been associated with the number of markets that we’re in on this program. For those – for the initial phase that continues beyond, as we talked about in the couple of markets, they have extended timelines and so we’ll have a lesser impact – significantly lesser impact on the overall business.

Alex Rygiel, Analyst, B. Riley FBR, Inc.

Again and as it relates to future period backlog associated with this, can you quantify that?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

So, Alex, as we’ve said before, we’re trying to provide additional information to help people understand the business. We don’t typically break out below total backlog by customer. It’s subject to estimates. It moves up and down. We think that the burn rate is what’s important to understand for this fiscal year.

Alex Rygiel, Analyst, B. Riley FBR, Inc.

Thank you.

Operator

Our next question is from Noelle Dilts with Stifel. Please go ahead.

Noelle Christine Dilts, Analyst, Stifel, Nicolaus & Co., Inc.

Hi, good morning.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Good morning Noelle.

Noelle Christine Dilts, Analyst, Stifel, Nicolaus & Co., Inc.

Just wanted I guess a clarification point for my own benefit. You talked about the slow start to the customer program being a drag on margins. But you sort of look at revenue and revenue was in line with your expectations. So, how should we think about that? I mean was there a customer that was – that where revenue came in better than you were expecting that offset maybe some of the expected revenue you were thinking about under the program that was going to ramp? I’m just trying to kind of rectify the revenues in line versus the profitability miss there.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Yeah. So, I think Noelle, clearly, we had strong growth with a couple of customers and weaker growth with others. I think on this particular program, we have a pretty good detailed understanding of the ramp for this year. It got a little bit – it started a little slower than we expected, but we expect to have good growth on that program this year. And so, yes, they’re obviously – for where we came in the range, we did better with some and not quite as well as we would have liked in two cases.

Noelle Christine Dilts, Analyst, Stifel, Nicolaus & Co., Inc.

Got it. Thank you. And then going back to – you’ve touched on this a little bit with the discussion of the phase 1 versus phase 2 work for the large customer program. But what I’m trying to understand is if this is more of a – if the confidence you have in the margin opportunity there is tied more to pricing or if it’s tied more to the structure of the contract? In other words, are we looking at more of like a cost-plus type of arrangement so that the contract better captures the cost side of the equation? Or is it just that you feel you have a better sense of the cost and so it’s been baked in more accurately into maybe more of a unit-type agreement?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Yes, Noelle, I’m not going to characterize the agreement with the customers other than to say that what we said in November and what we’ve seen on the initial work that we’ve done is that we have reached an arrangement that more appropriately reflects not only the cost of providing the service but the risks. So, there’s really two dimensions.

Noelle Christine Dilts, Analyst, Stifel, Nicolaus & Co., Inc.

Okay, got it. And then any comments on just Sprint – T-Mobile-Sprint I should say and the opportunity that you see there as it relates to the industry overall on the wireless side?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Yes, I think what we would say, Noelle, is that we’re encouraged with the recent court ruling that allows the merger to proceed, apparently has some state approvals that they’re still working through. But generally in our industry when customers combine and grow larger, they create greater capabilities. There are certainly some requirements that T-Mobile agreed to in terms of deploying broadband capable wireless in many parts of rural America that will require more infrastructure. And I think in the past, as companies have combined, that’s created competition for the other providers and that’s generally spurred investment as a response. So we think that overall it’s a good thing.

Noelle Christine Dilts, Analyst, Stifel, Nicolaus & Co., Inc.

Thank you.

Operator

And next we’ll go to Blake Hirschman with Stephens. Please go ahead.

Blake Hirschman, Analyst, Stephens, Inc.

Yeah, good morning guys.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Good morning, Blake.

Blake Hirschman, Analyst, Stephens, Inc.

The backlog was up nicely quarter-over-quarter. Can you give us any sense as to how the margins look on the new work coming in and if they’re in line with that kind of low teens, low double digits that you would normally expect to see?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Yeah, they’re certainly in line with our expectations. The pricing was attractive and reflects current cost in the market with existing customers. I mean in a number of cases these were renewals where we have a detailed understanding of our cost. And even in the footprint expansions, it tended to be an adjacent service territory. So we feel good about the new awards.

Blake Hirschman, Analyst, Stephens, Inc.

Got it. And then on AT&T fiber-to-the-home, I think you said $60 million was the hit you expect in the fiscal first quarter or at least what’s baked into the guide. Can you remind us how that headwind looks for the rest of the year and if it winds down in the second quarter and how much you expect?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Yeah. So, Blake, we talked about this back in November. It’s a little over $60 million in the April quarter, a little over $30 million in the July quarter and essentially negligible thereafter.

Blake Hirschman, Analyst, Stephens, Inc.

Okay, got it. All right. Thanks a lot. That’s it for me.

Operator

And we’ll go to Adam Thalhimer with Thompson Davis. Please go ahead.

Adam Robert Thalhimer, Analyst, Thompson Davis & Co., Inc.

Hey, good morning guys. What would you say your margin expectations are for the back half, Steve?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Well, I mean, Adam, as you know we’re giving quantitative guidance on the April quarter and qualitative on the July quarter, we need to get better, but we’re not guiding. I mean we’re not – in no way are we satisfied with current performance.

Adam Robert Thalhimer, Analyst, Thompson Davis & Co., Inc.

But it seems like you’re guiding to a better trend, because you’ve got a significant decline in Q1, followed by flat in Q2. And then in the back half, you should have this kind of rotation from phase one to phase two?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Look, Adam, I think there are certainly elements here that we’re working through in this challenging period of time to make things better. I think the other thing to just keep in mind with respect to the April quarter; February’s weather has not been particularly helpful in the southeast and other regions of the country. So we wanted to make sure that we reflected that prudently in the guide.

Adam Robert Thalhimer, Analyst, Thompson Davis & Co., Inc.

Okay. That makes sense. The other question I’m getting from clients during the call is just about the size of phase two versus phase one. And is it kind of a seamless transition? Does the total revenue from that customer stay flattish as that transition happens?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Yeah. And, Adam, I understand the question, I think all we can say at this point is we’ve done a modest amount of work. The customer is working through the plan for the year and the priorities. And we’ll report how that’s going as we learn more.

Adam Robert Thalhimer, Analyst, Thompson Davis & Co., Inc.

Okay. Thank you.

Operator

And we’ll go to Noelle Dilts with Stifel. Please go ahead.

Noelle Christine Dilts, Analyst, Stifel, Nicolaus & Co., Inc.

Hi. Just with some of the supply chain disruptions we’ve heard about on the telecom side or associated with coronavirus, anything – concerns that you’re thinking about as it relates to just the availability of equipment and the supply chain?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Yeah. I’m not aware that we’ve had any issues with any of the equipment that we install. I mean, there is a pretty robust supply chain for big telecom companies and a fair amount of inventory along the way. I mean, it’s obviously something that bears watching. But at this point, we’ve not seen that. I think if there were an impact, it would be more around the wireless part of the business in the – more of construction and master contract related areas. I think we have much more construction content less equipment.

Noelle Christine Dilts, Analyst, Stifel, Nicolaus & Co., Inc.

Got it. That makes sense. Thank you.

Operator

And we’ll go to Alex Rygiel with B. Riley FBR. Please go ahead.

Alex Rygiel, Analyst, B. Riley FBR, Inc.

Quick follow-up. Steve, can you remind us what your share buyback authorization is today and whether or not you have any restrictions to be in the market currently?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Yeah. So, Alex, what I would say is we have a program that’s expiring. We have the ability to renew it. But at this point, we are really focused on operating cash flow, funding the organic growth of the business and getting leverage down.

Alex Rygiel, Analyst, B. Riley FBR, Inc.

Thank you.

Operator

And we’ll go to Jennifer Fritzsche with Wells Fargo. Please go ahead.

Jennifer M. Fritzsche, Analyst, Wells Fargo Securities LLC

Thanks, Steve. I just wanted to ask about Comcast because, it really hasn’t come up much on this call. And there’s growing more evidence even since you’ve reported last quarter that the broadband pipe usage is going through the roof especially with cord cutter action. So I think the number is like double a non-cord cutter. Are you seeing – yet your revenue with Comcast is down. Is that a trend you would expect to kind of occur, continue to happen, or how do you think of that customer?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

No. I think, we’re optimistic about opportunities with that customer in specific and with the cable industry in general. I think, the numbers that I saw showed that the average consumer used 340-gig of data in the fourth quarter compared to 270 in the year-ago period and cord cutters were over 500. I think all of the cable operators have talked about and Comcast in specific has commented specifically about pivoting from a video-centric strategy to connectivity. And as they pivot those dollars from CPE and other more equipment-intensive deployments, we think that’s good for our business and I think we’ll see a pickup there.

Jennifer M. Fritzsche, Analyst, Wells Fargo Securities LLC

Got it. Thank you.

Operator

And with no further questions in queue, Mr. Nielsen, I’ll turn it back to you for any closing comments.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Yeah. I’ll just turn it over to Drew for one final comment on some detail.

H. Andrew DeFerrari, Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

So, on the customer split for the quarter, the telco was at 73.8%, cable was at 16.8%, facility locating was 6.3% and electrical and other was 3.1%. Steve?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

All right. Well, thank you everybody for attending the call. We’ll speak to you again in at the end of May. Thank you.

Operator

Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation. You may now disconnect.